UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                ZYTEC CORPORATION
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   989867 10 6
                                 (CUSIP Number)

                                  JOHN M. STEEL
                             7575 MARKET PLACE DRIVE
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 941-1100
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                DECEMBER 31, 1997
             (Date of Event Which Requires Filing of This Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 6 Pages

                                  SCHEDULE 13G

--------------------------           -------------------------------------------
CUSIP NO.  989867 10 6                    PAGE     2     OF     6     PAGES
           -----------                          -------      -------
--------------------------           -------------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          John M. Steel
          S.S.N.: ***-**-****

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a)[_]
                                                                          (b)[_]

     Not applicable.

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Minnesota, United States of America
--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF                  -0- shares
       SHARES
    BENEFICIALLY
      OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
                   -------------------------------------------------------------
                       6       SHARED VOTING POWER

                                 -0- shares
                   -------------------------------------------------------------
                       7       SOLE DISPOSITIVE POWER

                                 -0- shares
                   -------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                                 -0- shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

--------------------------           -------------------------------------------
CUSIP NO.  989867 10 6                    PAGE     3     OF     6     PAGES
           -----------                          -------      -------
--------------------------           -------------------------------------------

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0%-
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------------------------------------------------------------------------------


                               Page 3 of 6 Pages

ITEM 1(a).    NAME OF ISSUER.

      Zytec Corporation


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      7575 Market Place Drive
      Eden Prairie, Minnesota  55344


ITEM 2(a).    NAME OF PERSON FILING.

      John M. Steel


ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      7575 Market Place Drive
      Eden Prairie, Minnesota 55344


ITEM 2(c).    CITIZENSHIP.

      State of Minnesota, United States of America


ITEM 2(d).    TITLE OF CLASS OF SECURITIES.

      Common stock, no par value


ITEM 2(e).    CUSIP NO.

      989867 10 6


                               Page 4 of 6 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

[_]   (a)     Broker or Dealer registered under Section 15 of the Act;

[_]   (b)     Bank as defined in Section 3(a)(6) of the Act;

[_]   (c)     Insurance Company as defined in Section 3(a)(19) of the Act;

[_]   (d)     Investment Company registered under Section 8 of the Investment
              Company Act;

[_]   (e)     Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940;

[_]   (f)     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[_]   (g)     Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note: See Item 7); or

[_]   (h)     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

      Not Applicable


ITEM 4.       OWNERSHIP.

      The following information is provided as of December 31, 1997:

(a)   Amount Beneficially Owned:                                      -0- shares

(b)   Percent of Class:                                                     -0%-

(c)   Number of shares as to which such person has:

      (i)    Sole power to vote or to direct the vote:                -0- shares

      (ii)   Shared power to vote or to direct the vote:              -0- shares

      (iii)  Sole power to dispose or to direct the disposition of:   -0- shares

      (iv)   Shared power to dispose or to direct the disposition of: -0- shares


                               Page 5 of 6 Pages

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


ITEM 10.      CERTIFICATION.

      Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 8, 1998


                                               /s/ John M. Steel
                                               -----------------
                                               John M. Steel


                               Page 6 of 6 Pages

                                                                      ATTACHMENT


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                                ZYTEC CORPORATION
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   989867 10 6
                                 (CUSIP Number)

                                  JOHN M. STEEL
                             7575 MARKET PLACE DRIVE
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 941-1100
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                DECEMBER 31, 1993
             (Date of Event Which Requires Filing of This Statement)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 of 7 Pages

                                  SCHEDULE 13G

-------------------------------         ----------------------------------------
CUSIP NO.  989867 10 6                       PAGE     2    OF    7    PAGES
           -----------                             -------    -------
-------------------------------         ----------------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

            John M. Steel
            S.S.N.: ###-##-####

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[_]
                                                                          (b)[_]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

      NUMBER OF                490,176 shares
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                  --------------------------------------------------------------
                      6       SHARED VOTING POWER

                                0 shares
                  --------------------------------------------------------------
                      7       SOLE DISPOSITIVE POWER

                                490,176 shares
                  --------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            490,176 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------

-------------------------------         ----------------------------------------
CUSIP NO.  989867 10 6                       PAGE     3    OF    7    PAGES
           -----------                             -------    -------
-------------------------------         ----------------------------------------

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            11.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 7 Pages

ITEM 1(a).    NAME OF ISSUER.

      Zytec Corporation


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      7575 Market Place Drive
      Eden Prairie, Minnesota  55344


ITEM 2(a).    NAME OF PERSON FILING.

      John M. Steel


ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      7575 Market Place Drive
      Eden Prairie, Minnesota 55344


ITEM 2(c).    CITIZENSHIP.

      United States of America


ITEM 2(d).    TITLE OF CLASS OF SECURITIES.

      Common stock, no par value


ITEM 2(e).    CUSIP NO.

      989867 10 6


                               Page 4 of 7 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

[_]   (a)     Broker or Dealer registered under Section 15 of the Act;

[_]   (b)     Bank as defined in Section 3(a)(6) of the Act;

[_]   (c)     Insurance Company as defined in Section 3(a)(19) of the Act;

[_]   (d)     Investment Company registered under Section 8 of the Investment
              Company Act;

[_]   (e)     Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940;

[_]   (f)     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[_]   (g)     Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note: See Item 7); or

[_]   (h)     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

      Not Applicable


ITEM 4.       OWNERSHIP.

      The following information is provided as of December 31, 1993:

(a)   Amount Beneficially Owned:                                  490,176 shares

(b)   Percent of Class:                                                    11.6%

(c)   Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote:              490,176 shares

     (ii)  Shared power to vote or to direct the vote:                  0 shares

     (iii) Sole power to dispose or to direct the disposition of: 490,176 shares

     (iv)  Shared power to dispose or to direct the disposition of:     0 shares


                               Page 5 of 7 Pages

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


ITEM 10.      CERTIFICATION.

      Not Applicable.


                               Page 6 of 7 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 1994


                                             /s/ John M. Steel
                                             -----------------------------------
                                             John M. Steel


                               Page 7 of 7 Pages